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                    April 14, 2021

       Andrew Khor Poh Kiang
       President, Chief Executive Officer and Chairman
       Lightscape Technologies, Inc.
       2616 Willow Wren Dr.
       North Las Vegas, Nevada 89084

                                                        Re: Lightscape
Technologies, Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed February 12,
2021
                                                            File No. 000-30299

       Dear Mr. Khor Poh Kiang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing
       cc:                                              Darian B. Andersen